Angie Yang/Evan Pondel

PondelWilkinson, Inc.

Corporate and Investor Relations

(310) 279-5980

HOUSE OF TAYLOR JEWELRY REPORTS

2006 FIRST-QUARTER FINANCIAL RESULTS

WEST HOLLYWOOD, CA – May 23, 2006 – House of Taylor Jewelry, Inc. (NASDAQ: HOTJ) today announced financial results for the first quarter ended March 31, 2006.

The international jewelry company saw first-quarter revenue rise 29 percent to $1.4 million from $1.1 million reported in the same period a year ago, reflecting demand for the company’s branded products that were introduced late last year, as well as sales of the company’s discontinued non-branded products.

The company recorded significantly higher selling, shipping and general administrative expenses, which amounted to $2.0 million in the 2006 first quarter versus $550,000 in the year-ago period.  The increase is attributed to higher professional fees, depreciation and amortization expenses involving intellectual property and license agreements, along with costs associated with the company’s move to NASDAQ.  The company also recorded $97,000 of non-cash compensation expense related to the adoption of Financial Accounting Standards Board Statement No. 123(R) effective January 1, 2006.  In addition, House of Taylor Jewelry’s interest expense for the current first quarter included $97,000 of liquidated damages due to investors from its August 2005 private placement that the company intends to pay with stock.  Accordingly, House of Taylor Jewelry posted a net loss of $2.0 million, or $0.05 per share, compared with a net loss of $348,000, or $0.01 per share, in the year-ago period.  For the three months ended March 31, 2006, the company used $523,000 for its operating activities.

“The first quarter was a milestone period for us, as we began trading on NASDAQ on March 1,” said Jack Abramov, president and chief executive officer of House of Taylor Jewelry. “Additionally, we made tremendous progress strengthening the company’s infrastructure in preparation for our product launches at major industry trade shows throughout the year.  We expect our participation in these trade shows will contribute to a significant expansion of the company’s distribution channel through independent retailers of fine jewelry across the U.S.  Moreover, with our financing completed, we now have the wherewithal to execute our strategic growth plans.”

Subsequent to the close of the period, the company secured gross proceeds of $11.6 million in a private placement. Abramov said funds will be used for inventory purchases, marketing strategies, corporate partnering initiatives and general working capital.

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“We are delighted that our licensor and the creative inspiration of our magnificent designs, Dame Elizabeth Taylor, was featured in the June 2006 UK issue of Condé Nast’s Vanity Fair Plus Jewellery,” Abramov said.  “This truly underscores her international acclaim, her association with quality jewelry and the significant brand recognition her name affords House of Taylor Jewelry.”

Two pieces from the world renowned private collection of Elizabeth Taylor will be featured at the House of Taylor Jewelry salon during the upcoming, private Couture Jewelry Collection and Conference, May 31 – June 2, at the Wynn Hotel in Las Vegas.

About House of Taylor Jewelry

House of Taylor Jewelry is a Los Angeles-based international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, along with members of the Abramov family. It serves fine jewelry retailers worldwide with diverse jewelry collections marketed under the brands Elizabeth®, House of Taylor Jewelry®, and Kathy Ireland Jewelry® Exclusively for House of Taylor Jewelry. More information on the company can be found at www.hotj.com.

Certain statements included in this press release, including, but not limited to, moving forward with expansion plans, bringing more product to retailers and pursuing other growth opportunities,  constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the availability of funding for current and future operations; the acceptance of the company’s branded products in the marketplace; and the characteristics and pricing of the company’s branded products as compared with competing products, as well as others discussed in House of Taylor Jewelry, Inc.'s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. House of Taylor Jewelry, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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HOUSE OF TAYLOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended
	March 31,	March 31,
	2006	2005

Net sales (includes $56,153 of sales to related parties in 2006)	$ 1,366,403	$ 1,058,782

Cost of goods sold	1,356,066	810,432
Gross profit	10,337	248,350

Expenses:
Selling, shipping and general and administrative	1,997,232	552,525
Loss from operations	(1,986,895)	(304,175)

Other income (expense):
Interest income	5,143	-
Interest expense	(124,065)	(44,629)
	(118,922)	(44,629)

Loss before income taxes	(2,105,817)	(348,804)
State income taxes	-	-
Net loss	(2,105,817)	(348,804)

Pro forma adjustment – additional income taxes as if Company was taxed as a C corporation (2005)		-
Pro forma net loss	$ (2,105,817)	$ (348,804)
Pro forma net loss per share: basic and diluted	$ (0.05)	$ (0.01)

Weighted average shares outstanding: -
Basic and diluted	38,285,281	28,500,000